Exhibit 99.3
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
On January 8, 2010, Hillenbrand, Inc. (“Hillenbrand”, “we” and “our”) entered into an Agreement and Plan of Merger with K-Tron International, Inc. (“K-Tron”), pursuant to which Hillenbrand acquired all of the stock of K-Tron for an aggregate purchase price of $435.2 million ($369.0 million, net of $66.2 million of cash acquired). The acquisition closed on April 1, 2010, and was financed with existing cash on hand and $375.0 million of borrowings on our $400 million revolving credit facility.
The unaudited pro forma combined condensed financial information has been prepared to illustrate the effect of the acquisition of K-Tron by Hillenbrand. The Unaudited Pro Forma Combined Condensed Balance Sheet combines the historical balance sheets of Hillenbrand and K-Tron, giving effect to the acquisition as if it had occurred on March 31, 2010. The Unaudited Combined Condensed Statements of Income combine the historical statements of income of Hillenbrand and K-Tron giving effect to the acquisition as if it had occurred on October 1, 2008. The historical financial information has been adjusted to give effect to matters that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma combined condensed financial information should be read in conjunction with the accompanying Notes to the unaudited pro forma combined condensed financial information and:
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The historical audited financial statements of Hillenbrand included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, and filed with the Securities and Exchange Commission (“SEC”) on November 24, 2009;

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The historical unaudited interim financial statements of Hillenbrand included in our quarterly report on Form 10-Q for the three months ended March 31, 2010, and filed with the Securities and Exchange Commission (“SEC”) on May 6, 2010;

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The historical audited consolidated statement of financial position of K-Tron International, Inc. and Subsidiaries as of January 2, 2010 and January 3, 2009, and the consolidated results of their operations and their cash flows for the fiscal years ended January 2, 2010, January 3, 2009, and December 29, 2007, attached as exhibit 99.1 to the Form 8-K/A to which this unaudited pro forma combined condensed financial information is attached;

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The historical unaudited consolidated statement of financial position of K-Tron International, Inc. and Subsidiaries as of April 1, 2010 and January 2, 2010, and the consolidated results of their operations and their cash flows for the three months ended April 1, 2010 and April 4, 2009, attached as exhibit 99.2 to the Form 8-K/A to which this unaudited pro forma combined condensed financial information is attached.

The historical information of K-Tron for the six months ended April 1, 2010, has been compiled using both the three months ended January 2, 2010 and April 1, 2010. The historical information of K-Tron for the year ended October 3, 2009 has been compiled using both the nine months ended October 3, 2009, and the three months ended January 3, 2009.
The unaudited pro forma combined condensed financial information has been prepared using the acquisition method of accounting. The unaudited pro forma combined condensed financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma combined condensed financial information.
The unaudited pro forma combined condensed financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. It also does not reflect any cost savings, operating synergies or revenue enhancements that we may achieve with respect to the combined company nor the costs necessary to achieve those costs savings, operating synergies and revenue enhancements, or to integrate the operations of Hillenbrand and K-Tron.

HILLENBRAND, INC.
Unaudited Pro Forma Combined Condensed Balance Sheet
As of March 31, 2010
 (amounts in millions)

			Pro Forma			Pro Forma
	Hillenbrand	K-Tron	Adjustments	Notes		Combined
ASSETS
Current Assets
Cash and cash equivalents	$72.9	$66.2	$(60.2)	(1	)(2)	$78.9
Trade receivables, net	88.0	18.1	—			106.1
Inventories	42.9	30.4	11.8	(2)		85.1
Auction rate securities and Forethought Financial Group, Inc. interest receivable	39.7	—	—			39.7
Other current assets	39.0	6.9	(0.7)	(2	)(3)	45.2

Total current assets	282.5	121.6	(49.1)			355.0
Property, net	84.5	22.6	11.1	(2)		118.2
Intangible assets, net	9.6	21.5	197.2	(2)		228.3
Goodwill	5.7	31.1	140.6	(2)		177.4
Auction rate securities and investments	31.8	—	—			31.8
Note and interest receivable from Forethought Financial Group, Inc., long-term portion	139.0	—	—			139.0
Other assets	57.0	5.3	(35.9)	(2)		26.4

Total Assets	$610.1	$202.1	$263.9			$1,076.1

LIABILITIES
Current Liabilities
Revolving credit facilities	$29.7	$—	$7.0	(1)		$36.7
Trade accounts payable	17.4	12.5	—			29.9
Accrued compensation and customer rebates	45.0	—	—			45.0
Other current liabilities	47.8	32.3	8.2	(3)		88.3

Total current liabilities	139.9	44.8	15.2			199.9
Accrued pension and postretirement healthcare, long-term portion	86.4	—	—			86.4
Revolving credit facilities, long-term portion	—	7.0	368.0	(1)		375.0
Deferred income taxes	9.7	3.2	32.8	(2)		45.7
Other long-term liabilities	25.9	—	—			25.9

Total Liabilities	261.9	55.0	416.0			732.9

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Common stock, no par value	—	—	—			—
Additional paid-in capital	302.2	32.4	(32.4)	(2)		302.2
Retained earnings	114.7	132.5	(137.5)	(2	)(3)	109.7
Treasury stock at cost	(15.4)	(30.1)	30.1	(2)		(15.4)
Accumulated other comprehensive income (loss)	(53.3)	12.3	(12.3)	(2)		(53.3)

Total Shareholders’ Equity	348.2	147.1	(152.1)			343.2

Total Liabilities and Shareholders’ Equity	$610.1	$202.1	$263.9			$1,076.1

See accompanying notes to the unaudited pro forma combined condensed financial information.

HILLENBRAND, INC.
Unaudited Pro Forma Combined Condensed Statement of Income
Six Months Ended March 31, 2010
(amounts in millions, except per share amounts)

			Pro Forma			Pro Forma
	Hillenbrand	K-Tron	Adjustments	Notes		Combined
Net revenues	$331.4	$81.7	$—			$413.1
Cost of goods sold	182.4	44.7	0.2	(5)		227.3

Gross profit	149.0	37.0	(0.2)			185.8
Operating expenses	65.7	36.3	(9.7)	(4	) (7)	92.3

Operating profit	83.3	0.7	9.5			93.5
Interest expense	(0.5)	(0.2)	(2.1)	(6)		(2.8)
Investment income and other	8.1	—	—			8.1

Income before income taxes	90.9	0.5	7.4			98.8
Income tax expense	32.0	0.8	0.7	(8)		33.5

Net income (loss)	$58.9	$(0.3)	$6.7			$65.3

Income per common share basic and diluted	$0.95					$1.06
Dividends per common share	$0.375					$0.375
Average common shares outstanding — basic and diluted	61.9					61.9
See accompanying notes to the unaudited pro forma combined condensed financial information.

HILLENBRAND, INC.
Unaudited Pro Forma Combined Condensed Statement of Income
Year Ended September 30, 2009
(amounts in millions, except per share amounts)

			Pro Forma		Pro Forma
	Hillenbrand	K-Tron	Adjustments	Notes	Combined
Net revenues	$649.1	$212.8	$—		$861.9
Cost of goods sold	374.7	124.9	0.4	(5)	500.0

Gross profit	274.4	87.9	(0.4)		361.9
Operating expenses	119.4	55.1	9.6	(4)	184.1

Operating profit	155.0	32.8	(10.0)		177.8
Interest expense	(2.1)	(1.0)	(4.1)	(6)	(7.2)
Investment income and other	7.9	3.0	—		10.9

Income before income taxes	160.8	34.8	(14.1)		181.5
Income tax expense	58.5	12.1	(4.7)	(8)	65.9

Net income	102.3	$22.7	$(9.4)		$115.6

Income per common share basic and diluted	$1.66				$1.87
Dividends per common share	$0.74				$0.74
Average common shares outstanding — basic and diluted	61.7				61.7
See accompanying notes to the unaudited pro forma combined condensed financial information.

Note 1 — Financing for the Acquisition
These adjustments represent the $375.0 million borrowed under our $400 million revolving credit facility on April 1, 2010, to fund the acquisition and related business acquisition costs. For purposes of the unaudited pro forma combined condensed financial information, we have classified a portion of our combined borrowings as long-term (based upon our forecasted repayment of principal over the next 12 months). We have assumed our borrowing under our revolving credit facility was at an annual interest rate of 1.1% (based on our actual interest rate as of March 31, 2010).
Note 2 — Preliminary Allocation of Cash Consideration
For the purpose of preparing the unaudited pro forma combined condensed financial information, certain of the assets acquired and liabilities assumed have been measured using preliminary fair values. Accordingly, the fair values of the assets and liabilities are subject to change pending additional information that may become known to us.
Of the $218.7 million of acquired intangible assets, $150.3 million was assigned to customer relationships with estimated economic lives of between 10 and 22 years, $16.1 million was allocated to technology with an estimated economic life of 5 years, and $1.7 million was allocated to backlog with an estimated life of less than 1 year. The remaining $50.6 million was allocated to trade names which were determined to be of an indefinite economic life. The determination of fair value for these assets was primarily based upon the expected discounted cash flows. The determination of useful life was based upon historical experience, economic factors, and projected future cash flows of the combined company.
Inventories reflect an adjustment of $11.8 million to record the inventory at its estimated fair market value. This amount is recorded in the March 31, 2010 Unaudited Pro Forma Combined Condensed Balance Sheet. The increased inventory fair value adjustment and backlog intangible will temporarily impact our cost of sales and operating expenses, respectively, after the closing and therefore are considered non-recurring and are not included in the Unaudited Pro Forma Combined Condensed Statement of Income.
Property, net, reflects an adjustment of $11.1 million to adjust it to the estimated fair value.
An aggregate deferred tax liability of $72.6 million has been recognized to reflect the estimated tax effect of the book and tax basis differences of the intangible and tangible assets acquired. This amount has been appropriately netted with existing deferred tax assets and liabilities resulting in a $3.9 million and $35.9 million reduction in current and other assets, respectively. The remaining $32.8 million is reflected as an increase in long-term deferred income taxes.
A net adjustment of $140.6 million to Goodwill has been recorded to reflect the excess of the purchase price over the fair value of the net assets acquired.
$147.1 million represents the elimination of K-Tron’s historical equity balances.
Finally, a $435.2 million reduction in cash and cash equivalents represents payments in cash to the shareholders of K-Tron.
Note 3 — Transaction Costs Not Yet Recorded
This adjustment reflects $8.2 million of business acquisition costs expected to be incurred directly related to the acquisition of K-Tron which were not reflected in the balance sheet on the acquisition date. The adjustment also reflects the estimated tax benefit associated with these costs of $3.2 million. These items are not reflected in our Unaudited Pro Forma Combined Condensed Statement of Income as they are deemed non-recurring.
Note 4 — Statement of Income Adjustment to Reflect Additional Intangible Asset Amortization
As discussed in Note 2 above, we have recorded $218.7 million of intangible assets related to the acquisition of K-Tron. As such, the estimated semi-annual and annual amortization expense for these acquired intangible assets will increase by approximately $4.8 million and $9.6 million using straight-line amortization, and has been included in operating expenses within the Unaudited Pro Forma Combined Condensed Statement of Income for the six months ended March 31, 2010, and twelve months ended September 30, 2009, respectively. This amount does not include amortization expense for the $1.7 million allocated to backlog which has not been included in the Unaudited Pro Forma Combined Condensed Statements of Income as it is considered non-recurring.

Note 5 — Statement of Income Adjustment to Reflect Additional Depreciation Expense
As discussed in Note 2 above, we have recorded a step-up in value of approximately $11.1 million related to K-Tron’s property, plant and equipment. Of the $11.1 million, approximately $8.5 million is related to step-up in non-depreciable land assets. The remaining $2.6 million in depreciable assets has an average economic life of approximately 7 years. As such, the estimated semi-annual and annual depreciation expense for the step-up in value of these acquired assets is approximately $0.2 million and $0.4 million using straight-line amortization, and has been included in our cost of goods sold within the Unaudited Pro Forma Combined Condensed Statement of Income for the six months ended March 31, 2010, and twelve months ended September 30, 2009, respectively.
Note 6 — Statement of Income Adjustment to Reflect Additional Interest Expense of Borrowings
As discussed above, we borrowed $375.0 million under our revolving credit facility to fund the acquisition of K-Tron and for purposes of the unaudited pro forma combined condensed financial information, we have assumed our borrowing under our $400 million revolving credit facility was at an annual interest rate of 1.1% (based on our actual interest rate as of March 31, 2010). As such, we have included approximately $2.1 million and $4.1 million of interest expense in our Unaudited Pro Forma Combined Condensed Statement of Income for the six months ended March 31, 2010, and twelve months ended September 30, 2009, respectively.
As our interest rates under our revolving credit facilities are not fixed, the actual rates of interest can change from those that are assumed above. If the actual interest rates incurred when the debt was actually drawn were to increase or decrease by 1/8% from the rates we have assumed in estimating the pro forma interest expense adjustment, pro forma interest expense could increase or decrease by approximately $0.5 million per year.
Note 7 — Statement of Income Adjustment to Reflect Non-recurring Acquisition Expenses
This adjustment of $14.5 million represents business acquisition costs and transaction expenses incurred during the six months ended March 31, 2010 by Hillenbrand and K-Tron collectively. We have removed these expenses from the Unaudited Pro Forma Combined Condensed Statement of Income for the six months ended March 31, 2010 on the basis that they are non-recurring. No adjustment was made for the twelve months ended September 30, 2009 as there were no such costs incurred prior to October 1, 2009 by either company.
Note 8 — Statement of Income Adjustment to Reflect Tax Adjustments
For purposes of the unaudited pro forma combined condensed financial information, a composite statutory rate of 33.0% has been used in determining the pro forma combined results for all periods and dates presented, with the exception of non-recurring transaction costs of K-Tron. This rate is an estimate and does not take into account any possible future tax events that may occur for the combined company.